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                                                                    EXHIBIT 99.1


               Domino's Pizza Announces First Quarter 2003 Results

                  System-wide Sales Up 3%; Net Income Up 15.3%

ANN ARBOR, Michigan - May 6, 2003 - Domino's, Inc., the recognized leader in pizza delivery, today announced strong earnings and system-wide sales results for the first quarter of 2003, which ended March 23, 2003. Management attributed the Company's positive results primarily to increases in worldwide store counts and international same store sales, continued emphasis on controlling overhead costs and increased volumes and efficiencies from distribution operations.

                              Financial Highlights
                           (versus first quarter 2002)

     .    Net income increased 15.3% to $18.3 million.
     . Earnings before interest, taxes, depreciation and amortization, as defined (EBITDA) increased 8.9% to a record $49.8 million.
     .    System-wide sales increased 3.0% to a record $976.3 million.
     . Domestic stores same store sales decreased 1.1%; comprised of a domestic franchise same store sales decrease of 0.4% and a domestic Company-owned same store sales decrease of 5.6%.
     . International same store sales increased 4.4%, on a constant dollar basis, marking the 37th consecutive quarter of international same store sales growth.
     . The Company repaid $20.5 million of debt during the first quarter of 2003, bringing total debt repayments over the trailing 12 months to nearly $59 million.
     . As of the end of the first quarter, there were 7,253 Domino's Pizza stores in operation worldwide, a net increase of 177 stores over the trailing 12 months.

"Achieving record results during this period of economic uncertainty and soft sales is significant," said Domino's Chairman and Chief Executive Officer David
A. Brandon. "We benefited not only from lower than expected cheese costs during the quarter, but from the growth in our worldwide store counts. Our international business unit, which is celebrating its 20/th/ anniversary this year, continues to drive positive sales and build a strong global brand."

Brandon added: "Our system has weathered challenging market conditions before - and achieving first quarter domestic same store sales that were virtually even with our very strong first quarter of 2002 results is yet another measure of our resiliency. I'm also very proud of the recognition our industry continues to give to Domino's, as we were recently named Chain of the Year by Pizza Today magazine."

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Page Two: Domino's, Inc., Q103 Earnings Release

                               Financial Summaries

                                                   First Quarter Ended
                                         -------------------------------------
         (Dollars in millions)             March 23,     March 24,      %
                                             2003          2002       Change
                                             ----          ----       ------
         System-wide sales **               $976.3        $947.6        3.0%
         Total revenues **                   312.3         308.1        1.4
         EBITDA                               49.8          45.7        8.9
         Income from operations               41.3          38.5        7.3
         Net income                           18.3          15.9       15.3

** System-wide sales most accurately represent total retail sales for our entire corporate and franchise system worldwide. Revenues primarily include retail sales at our Company-owned stores, royalties from franchise stores, and related sales from our distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores.

Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix while distribution revenues may vary significantly as a result of fluctuations in food prices, including cheese.

Revenues:

The increase in first quarter system-wide sales was due primarily to an increase in international same store sales and worldwide store counts, offset in part by a decrease in domestic stores same store sales.

The increase in first quarter total revenues was due primarily to increases in revenues from domestic distribution and international operations. The increase in revenues from domestic distribution operations was due primarily to an increase in volumes, offset in part by a market decrease in overall food prices, including cheese. The cheese block price averaged $1.12 per pound in the first quarter of 2003, down $0.14 per pound from the first quarter of 2002. The increase in revenues from international operations was due primarily to increases in same store sales and store counts. International same store sales increased 4.4%, on a constant dollar basis.

Additionally, revenues from domestic stores decreased slightly due primarily to a decrease in same store sales at both domestic Company-owned and franchise stores, offset in part by the timing of the Company's acquisition of 83 stores from our former franchisee in Arizona during the first quarter of 2002 (the "Arizona Acquisition"). As a result of the Arizona Acquisition, revenues from domestic Company-owned stores included the acquired stores' revenues for the full first quarter in 2003 compared to a partial first quarter in 2002. Domestic stores same store sales decreased 1.1%, comprised of a 0.4% decrease in domestic franchise same store sales and a 5.6% decrease in domestic Company-owned same store sales. These decreases in same store sales were a result of a continued weak economic climate, hesitant consumer spending and continued competitive pressures. The Company was also cycling over a 7.6% domestic stores same store sales increase in the same period of 2002.

Earnings:

The increase in first quarter EBITDA was due primarily to increases in system-wide sales, a reduction in certain commodity prices, including cheese, increases in distribution volumes and lower general and administrative expenses, including reductions in administrative labor. These increases in EBITDA were offset in part by higher food costs at our Company-owned stores due primarily to changes in product mix per order as a result of aggressive promotions and new product introductions.

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Page Three: Domino's, Inc., Q103 Earnings Release

The increase in first quarter net income was due primarily to increases in EBITDA and reductions in our interest costs due to lower debt levels and more favorable interest rates. The increase in net income was offset in part by an increase in provision for income taxes due to an increase in pre-tax income.

                      EBITDA Reconciliation to GAAP Measure

EBITDA represents earnings before interest, taxes, depreciation, amortization, gains (losses) on sale/disposal of assets and other, and gain (loss) on debt extinguishments. Management uses EBITDA as a primary profit measure as management believes it provides a clear year-to-year comparison of the Company's operating results. Furthermore, EBITDA information is provided as we use it extensively in internal management reporting to evaluate our business segments, we believe it assists the investing community in evaluating the operating performance of our company and it is a required disclosure under SFAS No. 131 relating to the profitability of our reportable segments. EBITDA should not be considered as an alternative to cash flows provided by operating activities as a measure of liquidity.

The following table reconciles EBITDA to consolidated income from operations (in thousands):

                                                           First Quarter Ended
                                                        ------------------------
                                                         March 23,    March 24,
                                                           2003         2002
                                                           ----         ----
EBITDA                                                   $ 49,831     $ 45,741
Depreciation and amortization                              (6,738)      (7,152)
Gains (losses) on sale/disposal of assets and other            (3)         171
Loss on debt extinguishments                               (1,743)        (213)
                                                         --------     --------

Income from operations                                   $ 41,347     $ 38,547
                                                         ========     ========

About Domino's:

Founded in 1960, Domino's Pizza operates a network of 7,253 Company-owned and franchised stores in the United States and more than 50 countries, and is the recognized leader in pizza delivery. Domino's Pizza was named "Chain of the Year" for 2003 by Pizza Today magazine, the leading publication of the pizza industry. More information on the Company, in English and Spanish, can be found on our web site at www.dominos.com.

                                       ###

Contact: Tim McIntyre, Vice President of Communications - Domino's, Inc. 734.930.3563

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: Certain statements contained in this release relating to our anticipated profitability and operating performance are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are competitive factors, increases in our operating costs, ability to retain our key personnel, our substantial leverage, ability to implement our growth and cost-saving strategies, industry trends and general economic conditions, adequacy of insurance coverage and other factors, all of which are described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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--------------------------------------------------------------------------------
                         Domino's, Inc. and Subsidiaries
                   Condensed Consolidated Statements of Income
                                   (Unaudited)
--------------------------------------------------------------------------------

                                                    First Quarter Ended
                                                  ------------------------
                                                  March 23,      March 24,
                                                     2003          2002
                                                  ---------      ---------
(In thousands)
Revenues:
   Domestic Company-owned stores                  $  89,942      $  89,906
   Domestic franchise                                34,404         34,559
   Domestic distribution                            167,436        165,745
   International                                     20,470         17,846
                                                  ---------      ---------
Total revenues                                      312,252        308,056
                                                  ---------      ---------

Operating expenses:
   Cost of sales                                    230,052        225,338
   General and administrative                        40,853         44,171
                                                  ---------      ---------
Total operating expenses                            270,905        269,509
                                                  ---------      ---------
Income from operations                               41,347         38,547

Interest expense, net                                12,230         13,301
                                                  ---------      ---------
Income before provision for
   income taxes                                      29,117         25,246

Provision for income taxes                           10,773          9,341
                                                  ---------      ---------
Net income                                        $  18,344      $  15,905
                                                  =========      =========

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--------------------------------------------------------------------------------
                         Domino's, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                          March 23, 2003   December 29, 2002
                                                            (Unaudited)         (Note)
                                                          --------------   -----------------
(In thousands)
Assets
Current assets:
      Cash and cash equivalents                             $    30,238       $    22,472
      Accounts receivable                                        56,209            57,497
      Inventories                                                21,486            21,832
      Advertising fund assets, restricted                        27,458            28,231
      Other assets                                               19,159            16,880
                                                            -----------       -----------
Total current assets                                            154,550           146,912

Property, plant and equipment, net                              118,935           120,547

Other assets                                                    150,601           154,968
                                                            -----------       -----------

Total assets                                                $   424,086       $   422,427
                                                            ===========       ===========
Liabilities and stockholder's deficit
Current liabilities:
      Current portion of long-term debt                     $     3,748       $     2,843
      Accounts payable                                           50,568            46,131
      Advertising fund liabilities                               27,458            28,231
      Other accrued liabilities                                  79,086            80,023
                                                            -----------       -----------
Total current liabilities                                       160,860           157,228

Long-term liabilities:
      Long-term debt, less current portion                      577,778           599,180
      Other accrued liabilities                                  41,741            41,600
                                                            -----------       -----------
Total long-term liabilities                                     619,519           640,780

Stockholder's deficit                                          (356,293)         (375,581)
                                                            -----------       -----------

Total liabilities and stockholder's deficit                 $   424,086       $   422,427
                                                            ===========       ===========

__________
Note: The balance sheet at December 29, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.